QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.2

MERIX CORPORATION

2000 NONQUALIFIED STOCK OPTION PLAN

SECTION 1. PURPOSE

    The purpose of the Merix Corporation 2000 Nonqualified Stock Option Plan (the "Plan") is to enhance the long-term shareholder value of Merix Corporation, an Oregon corporation (the "Company"), by offering opportunities to selected persons to participate in the Company's growth and success, and to encourage them to remain in the service of the Company or a Related Company (as defined in Section 2) and to acquire and maintain stock ownership in the Company.

SECTION 2. DEFINITIONS

    In the Plan:

    "Board" means the Board of Directors of the Company.

    "Cause," unless otherwise defined in an employment or services agreement between the Company or a Related Company and an Optionee, means fraud, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Common Stock" means the common stock of the Company.

    "Company Transaction," unless otherwise defined in an employment or services agreement between the Company or a Related Company and an Optionee, means consummation of either

  (a)
  a merger or consolidation of the Company with or into any other company, entity or person or

  (b)
  a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company's then outstanding securities or all or substantially all the Company's assets;

provided, however, that a Company Transaction shall not include a Related Party Transaction.

    "Disability," unless otherwise defined by the Plan Administrator, means a mental or physical impairment of the Optionee that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Optionee to be unable, in the opinion of the Company, to perform his or her duties for the Company or a Related Company and to be engaged in any substantial gainful activity.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means the per share value of the Common Stock as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the closing sales price for the Common Stock as reported by that market for regular session trading for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing sales price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for regular session trading for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

    "Grant Date" means the date on which the Plan Administrator completes the corporate action relating to the grant of an Option or such later date specified by the Plan Administrator, and on which all conditions precedent to the grant have been satisfied, provided that conditions to the exercisability or vesting of Options shall not defer the Grant Date.

    "Officer" has the meaning given such term for purposes of Section 16 of the Exchange Act.

    "Option" means the right to purchase Common Stock granted under Section 7. An Option is not intended to qualify as an "incentive stock option" as that term is defined for purposes of Section 422 of the Code.

    "Option Expiration Date" means the last day of the Option Term.

    "Option Term" has the meaning set forth in Section 7.2.

    "Optionee" means the person to whom an Option is granted.

    "Plan Administrator" has the meaning set forth in Section 3.1.

    "Plan Year" means each calendar year commencing after December 31, 2000.

    "Related Company" means any entity that, directly or indirectly, is in control of, is controlled by, or is under common control with the Company.

    "Related Party Transaction" means (a) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the Successor Company immediately after the merger or consolidation; (b) a sale, lease, exchange or other transfer of the Company's assets to a majority-owned subsidiary company; (c) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including, but not limited to, reincorporating the Company in a different jurisdiction or creating a holding company; or (d) a corporate dissolution or liquidation.

    "Retirement," unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan, means retirement on or after the date an Optionee reaches age 65.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Successor Company" means the surviving company, the successor company or its parent, as applicable in connection with a Company Transaction.

    "Termination of Service" means the date of termination of an employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including death, Disability or Retirement, as determined by the Administrator in its sole discretion. Any question as to whether and when there has been a Termination of Service for purposes of an Option and the cause of such Termination of Service shall be determined by the Plan Administrator, and its determination shall be final. Transfer of the Optionee's employment or service relationship between Related Companies, or between the Company and any Related Company, shall not be considered a Termination of Service for purposes of an Option, but unless the Plan Administrator determines otherwise, a Termination of Service shall be deemed to occur if the Optionee's employment or service relationship is with an entity that has ceased to be a Related Company.

    "Vesting Commencement Date" means the Grant Date or such other date selected by the Plan Administrator as the date from which the Option begins to vest for purposes of Section 7.3.

SECTION 3. ADMINISTRATION

3.1  Plan Administrator

    The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (a "Plan Administrator"). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the

Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) "outside directors" as contemplated by Section 162(m) of the Code and (b) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize one or more Officers of the Company to grant Options to designated classes of eligible persons, within the limits specifically prescribed by the Board.

3.2 Administration and Interpretation by Plan Administrator

    Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Options under the Plan, including the selection of individuals to be granted Options, the number of shares of Common Stock subject to an Option, all terms, conditions, restrictions and limitations, if any, of an Option and the terms of any instrument that evidences the Option. The Plan Administrator shall also have exclusive authority to interpret the Plan and the terms of any instrument evidencing the Option and may from time to time adopt and change rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate ministerial duties to such of the Company's officers as it so determines.

SECTION 4. STOCK SUBJECT TO THE PLAN

4.1  Authorized Number of Shares

    Subject to adjustment from time to time as provided in Section 10.1, a maximum of 2,000,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

4.2 Reuse of Shares

    Any shares of Common Stock that have been made subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option to the extent it is exercised for vested and nonforfeitable shares) shall again be available for issuance in connection with future grants of Options under the Plan.

4.3 Limitations

    In any Plan Year, Officers and directors of the Company shall not receive Options to purchase more than 25% of the shares of Common Stock underlying Options that are granted during such Plan Year.

SECTION 5. ELIGIBILITY

    Options may be granted to those Officers, directors and employees of the Company and its Related Companies as the Plan Administrator from time to time selects; provided, however, that grants to Officers and directors shall comply with the limits set forth in Section 4.3. Options may also be granted to consultants, advisors and independent contractors who provides services to the Company and its Related Companies.

SECTION 6. ACQUIRED COMPANY AWARDS

    Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Options under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities (the "Acquired Entities") (or the parent of an Acquired Entity) and the new Option is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Optionees.

SECTION 7. AWARDS OF OPTIONS

7.1  Option Exercise Price

    The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator.

7.2 Term of Options

    Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option (the "Option Term") shall be as established for that Option by the Plan Administrator or, if not so established, shall be ten years from the Grant Date.

7.3 Exercise of Options

    The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

Period of Optionee's Continuous Employment or Service With the Company or Its Related Companies From the Vesting Commencement Date	Portion of Total Option That Is Vested and Exercisable
After 1 year	1/4th
Each additional year of continuous service completed thereafter	An additional 1/4th
After 4 years	100%

    The Plan Administrator, in its sole discretion, may adjust the vesting schedule of an Option held by an Optionee who works less than "full time," as that term is defined by the Plan Administrator, or who takes a Company-approved leave of absence.

    To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.4. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

7.4 Payment of Exercise Price

    The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Plan Administrator for that purchase, which forms may include:

  (a)
  cash;

  (b)
  check;

  (c)
  tendering (either actually or, if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Optionee for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

  (d)
  if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

  (e)
  such other consideration as the Plan Administrator may permit.

    In addition, to assist an Optionee (including an Optionee who is an Officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Option granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Option, (i) the payment by an Optionee of the purchase price of the Common Stock by a full-recourse promissory note or (ii) the guarantee by the Company of a full-recourse loan obtained by the Optionee from a third party. Subject to the foregoing, the Plan Administrator shall, in its sole discretion, specify the terms of any loans or loan guarantees, including the interest rate and terms of and security for repayment.

7.5 Post-Termination Exercises

    The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if the Optionee ceases to be employed by, or to provide services to, the Company or a Related Company, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

  (a)
  Any portion of an Option that is not vested and exercisable on the Optionee's Termination of Service shall expire on such date.

  (b)
  Any portion of an Option that is vested and exercisable on the Optionee's Termination of Service shall expire on the earliest to occur of

  (i)
  if the Optionee's Termination of Service occurs for reasons other than Disability or death, the day which is 90 days after such Termination of Service;

  (ii)
  if the Optionee's Termination of Service occurs by reason of Disability or death, the one-year anniversary of such Termination of Service; and

  (iii)
  the Option Expiration Date.

    Notwithstanding the foregoing, if the Optionee dies after his or her Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the one-year anniversary of the date of death, unless the Plan Administrator determines otherwise.

    Also notwithstanding the foregoing, in case of Termination of Service for Cause, the Plan Administrator may, in its sole discretion, immediately terminate all Options granted to the Optionee. If an Optionee's employment or service relationship with the Company or a Related Company is suspended pending an investigation of whether the Optionee shall be terminated for Cause, the Committee shall have the discretion to likewise suspend all the Optionee's rights under any Option during the period of investigation. If any facts that would constitute Termination of Service for Cause are discovered after the Optionee's Termination of Service, any Option then held by the Optionee may be immediately terminated by the Plan Administrator, in its sole discretion.

  (c)
  An Optionee's change in status from an employee to a consultant, advisor or independent contractor, or a change in status from a consultant, advisor or independent contractor to an employee, shall not be considered a Termination of Service for purposes of this Section 7.

  (d)
  The effect of a Company-approved leave of absence on the application of this Section 7 shall be determined by the Plan Administrator, in its sole discretion.

SECTION 8. WITHHOLDING

    The Company may require the Optionee to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Option. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

    The Plan Administrator may permit or require an Optionee to satisfy all or part of his or her tax withholding obligations by (a) paying cash to the Company, (b) having the Company withhold from any cash amounts otherwise due or to become due from the Company to the Optionee, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Optionee having a value equal to the tax withholding obligations (up to the employer's minimum required tax withholding rate), or (d) surrendering a number of shares of Common Stock the Optionee already owns having a value equal to the tax withholding obligations (up to the employer's minimum required tax withholding rate to the extent the Optionee has owned the surrendered shares for less than six months, if such a limitation is necessary to avoid a charge to the Company's earnings for financial reporting purposes).

SECTION 9. ASSIGNABILITY

    Neither an Option nor any interest therein may be assigned, pledged or transferred by the Optionee or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, and, during the Optionee's lifetime, such Options may be exercised only by the Optionee. Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit an Optionee to assign or transfer an Option or may permit an Optionee to designate a beneficiary who may exercise the Option after the Optionee's death; provided, however, that any Option so assigned or transferred shall be subject to all the terms and conditions of the Plan and those contained in the instrument evidencing the Option.

SECTION 10. ADJUSTMENTS

10.1  Adjustment of Shares

    In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in

(a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or of any other company or (b) new, different or additional securities of the Company or of any other company being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities subject to the Plan and (ii) the number and kind of securities that are subject to any outstanding Option and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company Transaction shall not be governed by this Section 10.1 but shall be governed by Sections 10.2 and 10.3, respectively.

10.2 Dissolution or Liquidation

    To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Options shall terminate immediately prior to the dissolution or liquidation of the Company.

10.3 Company Transaction

    In the event of a Company Transaction, except as otherwise provided in the instrument evidencing an Option and unless otherwise defined in an employment or services agreement between the Company or a Related Company and an Optionee,

  (a)
  Except as provided in subsection (b) below, each outstanding Option shall be assumed or an equivalent option or right substituted by the Successor Company.

  (b)
  Unless provided otherwise in the instrument evidencing the award, in the event of a Company Transaction, the Plan Administrator may, in its sole discretion, provide a 30-day period prior to such event during which optionees will have the right to exercise options in whole or in part without any limitation on exercisability. Upon the expiration of the 30-day period, all unexercised options will immediately terminate.

10.4 Further Adjustment of Options

    Subject to Sections 10.2 and 10.3, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable with respect to Options. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Options so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Optionees, to certain categories of Optionees or only to individual Optionees. The Plan Administrator may take such action before or after granting Options to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

10.5 Limitations

    The grant of Options shall in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

10.6 Fractional Shares

    In the event of any adjustment in the number of shares covered by any Option, each such Option shall cover only the number of full shares resulting from such adjustment.

SECTION 11. AMENDMENT AND TERMINATION

11.1  Amendment or Termination of Plan

    The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that shareholder approval shall be obtained to the extent required by any applicable law or regulation.

11.2 Term of Plan

    The Board may suspend or terminate the Plan at any time. The Plan shall have no fixed expiration date.

11.3 Consent of Optionee

    The suspension, amendment or termination of the Plan or a portion thereof or the amendment of an outstanding Option shall not, without the Optionee's consent, materially adversely affect any rights under any Option theretofore granted to the Optionee under the Plan. Any adjustments made pursuant to Section 10 shall not be subject to the foregoing restrictions.

SECTION 12. GENERAL

12.1  Evidence of Options

    Options granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

12.2 No Individual Rights

    Nothing in the Plan or any Option granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Optionee any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate an Optionee's employment or other relationship at any time, with or without Cause.

12.3 Issuance of Shares

    Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company's counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

    The Company shall be under no obligation to any Optionee to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

    To the extent the Plan or any instrument evidencing an Option provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

12.4 No Rights as a Shareholder

    No Option shall entitle the Optionee to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Option.

12.5 Compliance With Laws and Regulations

    Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Optionees who are Officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Optionees.

12.6 Optionees in Other Countries

    The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Related Company may operate to assure the viability of the benefits from Options granted to Optionees employed in such countries and to meet the objectives of the Plan.

12.7 No Trust or Fund

    The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Optionee, and no Optionee shall have any rights that are greater than those of a general unsecured creditor of the Company.

12.8 Severability

    If any provision of the Plan or any Option is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Option under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, person or Option, and the remainder of the Plan and any such Option shall remain in full force and effect.

12.9 Choice of Law

    The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Oregon without giving effect to principles of conflicts of law.

SECTION 13. EFFECTIVE DATE

    The effective date is the date on which the Plan is adopted by the Board.

    Adopted by the Board on December 20, 2000.

PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS
SUMMARY PAGE

Date of Board Action	Action	Section/Effect of Amendment	Date of Shareholder Approval
December 20, 2000	Initial Plan Adoption		Not required

QuickLinks

MERIX CORPORATION 2000 NONQUALIFIED STOCK OPTION PLAN SECTION 1. PURPOSE